EXHIBIT (17)(b)


                             PURCHASE AGREEMENT


           The Gabelli Utility Fund, a business trust organized under the laws of the State of Delaware (the "Fund"), and The Gabelli Equity Trust Inc. (the "Equity Trust"), a corporation organized under the laws of the State of Maryland, hereby agree as follows:

           1. The Fund offers to the Equity Trust and the Equity Trust hereby purchases from the Fund 10,000 shares of common stock, par value $.001 per share, of the Fund (the "Shares") at a price of $10 per Share. The Equity Trust hereby acknowledges that it has been advised that the Shares, which are not represented by certificates, have been recorded for the account of the Equity Trust in the records of the Fund's transfer agent and the Fund hereby acknowledges receipt from the Equity Trust of $100,000 in full payment for the Shares.

           2. The Equity Trust represents and warrants to the Fund that the Shares are being acquired for investment purposes and not for the purpose of distribution.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of March 1999.


                                 THE GABELLI UTILITY FUND

 Attest:
                                 By: /s/ Bruce N. Alpert
                                     -------------------------
                                    Name:  Bruce N. Alpert
 /s/ Gus Coutsouros                 Title: Treasurer
 ------------------------

                                 THE GABELLI EQUITY TRUST INC.


 Attest:                         By: /s/ Marc S. Diagonale
                                     ----------------------------
                                    Name:  Marc S. Diagonale
 James E. McKee                     Title: Vice President
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